Exhibit 99.1

PRESS RELEASE

Contacts:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	Media Contact: Janet Vasquez/Lynn Granito
Cortex Pharmaceuticals, Inc.	The Investor Relations Group
(949) 727-3157	(212) 825-3210

FDA’s Psychiatric Division has Rejected Cortex’s Request to

Study CX717 in Phase IIb ADHD Study

— Company plans to focus on Alzheimer’s disease PET scan study and the treatment of acute respiratory depression with CX717 —

Irvine, CA (October 11, 2007) – Cortex Pharmaceuticals, Inc (AMEX:COR) was informed on Wednesday, October 10, 2007, that the Food and Drug Administration (FDA) would soon be sending it formal notice that the agency would not approve Cortex’s Investigational New Drug Application for a Phase IIb study of CX717 in attention deficit hyperactivity disorder, or ADHD. The denial is based on results of animal toxicology studies filed by Cortex. As a result, the company has requested that the Division of Psychiatry Products (DPP) of the FDA inactivate its IND Application for ADHD.

The company has chosen at this time to not formally withdraw the IND Application in order to evaluate the formal response from the FDA. It will weigh the potential for providing additional data if the potential exists for re-activating the IND at a later date. While the company will need some time to review the specifics of the FDA’s written concerns, at this time Cortex does not believe it likely that a resubmission will occur.

However, Cortex clearly intends to continue its plans to develop CX717 for the acute treatment of respiratory depression (RD) and continue its study of CX717 in its Alzheimer’s disease PET scan study. Cortex believes that the IND application previously filed with the Division of Neurology Products of the FDA for the treatment of Alzheimer’s disease will not be affected by the actions of the DPP.

Cortex believes that by developing an acute use for CX717, such as treatment of respiratory depression, the risks perceived to be associated with higher chronic doses required for ADHD can be mitigated. Additionally, the risk/benefit ratio for the treatment of patients with life-threatening respiratory depression is substantially different than for the treatment of ADHD. Also, Cortex’s preclinical data for improvement of memory and cognition in animals consistently shows that the dose level of CX717 is 5-10 fold less than that required in animal models of ADHD. Hence, either lower dosage levels for chronic administration and/or acute uses are possible options for the continued development of CX717.

Finally, Cortex is committed to continuing the development of other compounds such as CX701, which the company believes will go into Phase I clinical trials shortly, and other low and high impact AMPAKINE® compounds which are currently in the preclinical pipeline. While this decision by the FDA represents a significant setback for the company, Cortex has a broad-based technology platform that is currently producing several other significant future clinical candidates.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has an alliance with N.V. Organon for the treatment of schizophrenia and depression. In December 2006, Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases on a global basis. Servier retained the right to select up to three compounds developed during the collaboration for further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Organon or Servier is successful in developing and commercializing AMPAKINE compounds. For additional information regarding Cortex, please visit Cortex Pharmaceuticals’ Website at www.cortexpharm.com.

Forward-Looking Statement

Note – This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed compounds may at any time be found to unsuitable for moving into clinical studies or be unsafe or ineffective for the indications under clinical test and that pre-clinical and clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

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